Exhibit 99.3

BUSINESS

We are an integrated provider of subsea services, subsea trenching and protection services and towing and supply vessels to oil and natural gas exploration and production companies that operate in major offshore producing regions around the world. Historically, we provided only towing and supply vessels. We acquired Active Subsea ASA and DeepOcean ASA, including its subsidiary CTC Marine Projects Ltd., during 2007 and 2008, respectively, for aggregate consideration of approximately $1.1 billion (approximately $900 million in cash and $200 million of assumed debt). As a result of these acquisitions, our subsea operations, including technologically advanced, and often proprietary services performed in demanding subsea environments represented approximately 82% of our revenues for the second quarter of 2009. We operate primarily in international markets, including the North Sea, West Africa, Mexico, Brazil, Southeast Asia / China and, to a lesser extent, in the Gulf of Mexico. We provide all of our services through our direct and indirect subsidiaries in each of the markets in which we operate and utilize three operating segments: (1) subsea services; (2) subsea trenching and protection; and (3) towing and supply. We operate internationally through a number of foreign subsidiaries, including DeepOcean AS, through which we manage our subsea services segment; CTC Marine Projects Ltd., through which we manage our subsea trenching and protection segment; and Trico Shipping AS, the Issuer, which owns our vessels based primarily in the North Sea. These three subsidiaries and their operations comprise the Trico Supply Group.

In addition to our international subsidiaries, the Parent owns 27 OSVs, five SPSVs, two AHTSs, one PSV and one Crew / Line Handler. These vessels are primarily deployed in Southeast Asia / China, West Africa, Mexico, and the Gulf of Mexico. Our principal customers are major international oil and natural gas exploration, development and production companies, NOCs and telecommunications companies.

Operating Segments

Subsea Services

Our 2008 acquisition of DeepOcean added to our operations a substantial presence in subsea services, which, together with our subsea trenching and protection segment, currently forms the primary focus of our business operations. Today we perform our subsea services under the brand name DeepOcean and primarily through our DeepOcean subsidiaries, which are all part of the Trico Supply Group. Our subsea services management team is seasoned and offers specialized service offerings with a fleet of modern subsea capable equipment and vessels. The subsea services segment is highly dependent on DeepOcean’s engineering and technical skill sets.

Subsea services span the life-cycle of a well which typically lasts 20 to 25 years, consisting of one to two years of exploration, three to five years of construction and installation, 15 years of production, and one to three years of decommissioning and abandonment. Subsea services are required at the beginning of the development of an offshore field. The initial survey of the seabed floor includes a topographical map and/or a soil sampling to determine what preparation work is necessary for the installation of subsea infrastructure. Construction and installation of subsea infrastructure often requires the use of work-class and observation-class ROVs. Once subsea infrastructure is in-service, we perform mandated IMR services. After a well is depleted, production infrastructure from the platform to the subsea wellhead must be disassembled and returned to shore, and the seabed must be returned to its original condition. Trico provides state-of-the-art vessels, engineering solutions and equipment to complete all of these services throughout the life-cycle of the well, including the initial installation of subsea trees (subsea wellheads) and other subsea infrastructure.

Customers depend on us for our expertise and track record of reliable service in harsh conditions, such as those in the North Sea. For example, we have multiple long term IMR contracts ranging up to five years in duration with Statoil, which has one of the largest installed bases of subsea wellheads in the world and has high technology specifications for its service providers.

We provide our subsea services from six vessels owned by subsidiaries belonging to the Trico Supply Group, five vessels owned by our Parent, and seven vessels leased under multi-year contracts. We are also constructing three new MPSVs, the Trico Star, Trico Service, and Trico Sea which are expected to be delivered in the first, second and third quarters of next year, respectively, and will be assets of the Trico Supply Group. In addition, we operate a state-of-the-art ROV fleet and survey and module handling systems that are installed on the multi-purpose vessels. The multi-purpose vessels can also carry saturation diving systems.

Our subsea services business operates primarily in international markets, with operations in the North Sea, West Africa, the Mediterranean, Mexico and Brazil. We were recently awarded our first service contract in the United States as well. We continually evaluate our vessel composition and subsea services activity level in each of these regions as well as other market areas for possible future strategic development.

Subsea Trenching and Protection

Our 2008 acquisition of CTC Marine added to our operations a substantial presence in subsea trenching and protection. Today we provide our subsea trenching and protection services under the brand name CTC Marine and primarily through our CTC Marine Projects Ltd. subsidiary, which is part of the Trico Supply Group. Subsea trenching and protection services include the utilization of state-of-the-art subsea trenching assets and engineering solutions for the burial of subsea transmission systems, including pipelines, flowlines and cables, and the installation of subsea infrastructure and subsea flexible products, including umbilicals and ISUs. Our customers are comprised of offshore oil and gas exploration and production companies, including large EPIC contractors who do not have our specialized capabilities, as well as power (electricity transmission systems) and telecommunications (intercontinental and regional systems) companies. We entered into joint projects with the subsea services segment for decommissioning services in 2008 and expect to continue joint projects in 2009. Like our subsea services segment, we have a seasoned subsea trenching and protection management team that offers specialized service offerings with a fleet of modern subsea capable equipment and vessels. Generally, our subsea trenching and protection projects are between one to twelve months in duration.

Our subsea trenching and protection business offers customers a comprehensive solution to a subsea burial project. Our solution includes providing customers with geotechnical analysis and engineering solutions including burial techniques and equipment specification, and performing the burial of the subsea transmission systems or infrastructure.

We own and operate a sophisticated fleet of subsea trenching equipment including the RT-1, the largest rock trencher in the world, and the UT-1, the most powerful jetting trencher in the world. Our fleet of ploughs, jetters, and tractors is capable of performing subsea burials in a wide variety of subsea soil and rock conditions and many of our assets offer highly efficient, simultaneous digging, burial and covering of subsea transmission systems. Given that our focus is on designing engineering solutions, operating our specialized equipment, and continuous project improvements, we charter all of the vessels from which our trenching services are performed, including five vessels leased under multi-year agreements. All of the vessels we currently utilize are leased under time charter agreements.

The assets we use to provide our subsea trenching and protection services consist of ploughs, jetters and tractors and are described in the Glossary of Terms.

The subsea trenching and protection and subsea services segments are seasonally driven as calmer sea conditions are required to deploy subsea trenching assets to complete these highly specialized projects, which tends to result in stronger operating results in the second and third quarters of the year. Our historical seasonality is expected to be lessened with the introduction of vessels into the fleet that are designed for operations in severe weather conditions and the continued expansion of our global presence in areas outside of the North Sea (predominately in Australia, Brazil, Southeast

Asia / China, and the Mediterranean), providing a basis for improved operating results outside of our traditional peak seasons.

Towing and Supply

We provide marine support services to the oil and gas industry through the use of our diversified fleet of vessels. Our services include: the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing support for drilling rigs and equipment; and support for the construction, installation, repair and maintenance of offshore facilities. Since 2004, we have successfully increased the international diversification of our fleet and reduced our towing and supply revenues from our United States operations from 31% in 2004 to 4% in the second quarter of 2009.

Our marine support services are primarily provided through PSVs, AHTSs, OSVs, and Crew / Line Handlers. We currently operate our North Sea towing and supply vessels through the Issuer and certain entities that are part of the Trico Supply Group.

The Issuer owns six towing and supply vessels: two AHTSs and four PSVs. All of these vessels are North Sea class vessels, which means they can operate in the harsh environments of the North Sea, and therefore are capable of operating in most offshore markets around the world.

The Parent, through its subsidiaries outside of the Trico Supply Group, owns 31 towing and supply vessels: 27 OSVs, two AHTSs, one PSV and one Crew / Line Handler. These vessels are primarily deployed in Southeast Asia / China, West Africa, Mexico, and the Gulf of Mexico. Trico Marine Assets Inc. and its subsidiaries and the other subsidiaries of the Parent, that own these vessels and operate this portion of the business are not part of the Trico Supply Group and will not guarantee the notes.

We operate our towing and supply business primarily in international markets, with operations in the North Sea, West Africa, Southeast Asia / China, Mexico, and Brazil. We continually evaluate our vessel composition and towing and supply activity level in each of these regions as well as other market areas for possible future strategic development.

Operating Segment Summary

The following chart summarizes our three business segments.

	Subsea Services	Subsea Trenching and Protection	Towing and Supply

Trade name	DeepOcean	CTC Marine	Trico Offshore
2009 Second Quarter Revenue	$78.9 million (44% of total)	$68.3 million (38% of total)	$32.5 million (18% of total)

Services	■ IMR, survey and seabed mapping	■ Marine trenching and ploughing	■ Platform and rig supply ■ Towing of drilling rigs
	■ Construction and installation ■ Decommissioning ■ Subsea vessels	■ Flexible product installation and burial ■ Subsea protection ■ Subsea commissioning ■ Subsea vessels

Primary Drivers	■ New and installed base of subsea trees ■ Development of subsea pipeline and production infrastructure ■ Decommissioning	■ Oil and gas pipeline burial ■ Telecom cable installation ■ Life of field seismic	■ Offshore drilling activity (towing and supply) ■ Number of platforms (supply)

Fleet	■ 10 owned and 8 operated vessels ■ 6 years average vessel age	■ 5 operated vessels ■ 6 years average vessel age	■ 43 owned(1) and 3 operated vessels ■ 21 years average vessel age

Key Customers	■ Statoil ■ Grupo Diavaz ■ Petrobras	■ Acergy ■ Petrobel/ENI ■ Alcatel/Lucent ■ BOETC/COOEC (sub of CNOOC)	■ Statoil ■ ExxonMobil ■ Pemex ■ Petrobras

Geographies	■ North Sea ■ Mexico ■ Petrobras/Brazil ■ West Africa ■ Mediterranean	■ North Sea ■ S.E. Asia/China ■ Mediterranean ■ Brazil	■ North Sea ■ West Africa ■ Mexico ■ S.E. Asia/China ■ Petrobras/Brazil

(1)	Of these vessels, 14 are held by EMSL, a joint venture between the Parent and China Oilfield Services Limited. The Parent holds a 49% equity interest in EMSL. Excludes the vessels Northern Challenger and Northern Clipper, which are under contract for sale, the Northern Corona, which is held for sale and three leased vessels.

For a discussion of our results of operations by segment and geography, please see Note 18 to our consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years ended December 31, 2006, 2007 and 2008.

Operations by Region

North Sea

The North Sea market area consists of offshore Norway, Great Britain, Denmark, the Netherlands, Germany, Ireland, the area west of the Shetland Islands and the Barents Sea. The North Sea has strict vessel requirements which prevent many vessels from migrating to the area. The operating environment in the North Sea is demanding due to a strict regulatory environment, demanding engineering requirements, harsh weather, erratic sea conditions and water depth. Contracts in the region for subsea services, subsea trenching and protection services and towing and supply services are of both short-term and long-term duration, and can have terms up to five years in length.

Independent oil companies, national oil companies, and major international oil companies have historically predominated in drilling and production activities in the North Sea; however, over the past few years, an increasing number of new, smaller entrants have purchased existing properties from the traditional participants or acquired leases, leading to an increase in subsea completions, drilling and construction. We believe decommissioning activity in the North Sea market will increase as several of the North Sea fields have been in existence for over 20 years.

As of June 30, 2009, we had five MSVs actively marketed in the North Sea, of which four are under term contracts with an NOC for IMR and survey work projects; we also had three large capacity PSVs, three large AHTSs, 3 SPSVs and one trenching vessel actively marketed in the North Sea.

West Africa

West Africa has become an area of increasing importance for new offshore exploration for the major international oil companies and large independents due to the discovery and development of large oil fields in the region. Several operators have scheduled additional large scale offshore and subsea projects, and we believe that demand for our services in this market will grow.

We operate from several ports in West Africa that are managed from our office in Lagos, Nigeria. In West Africa, we currently have vessels operating in Nigeria and Angola. Several operators have scheduled large scale offshore projects, and we believe that vessel demand in this market will continue to grow. As of June 30, 2009, we had one Crew / Line Handler and 12 OSVs actively marketed in West Africa. We are actively marketing our subsea vessels for operation in Angola, Congo, Cameroon, Gabon, Ghana and Nigeria through our towing and supply operations in the region.

Mediterranean

This market consists of the Mediterranean Sea, the Black Sea and portions of the Middle East region. The fields and pipelines are being operated by both national and major international oil companies. Historically we have primarily targeted pipeline inspection, equipment installations and survey projects in this area as the region has a significant amount of existing offshore infrastructure. The Mediterranean subsea market is dominated by term contracts in relation to the regular inspection campaigns. We see an increasing demand for these services as well as an increase in demand for IMR services. As of June 30, 2009, we had one MSV and one trenching vessel chartered in the Mediterranean Sea.

Mexico

The Mexican constitution requires that Mexico operate all hydrocarbon resource activity in the country through its national oil company, Pemex. The Mexican market is characterized primarily by term work with most oil fields located in shallow water. We principally serve the construction and maintenance market with services to Pemex through its first tier contractors. We are seeking to increase our services directly to Pemex and to expand our range of services as the Mexican oil and gas industry moves into deeper waters and attempts to recover from the rate of production decline over the last few years. We believe that vessel demand in this market will continue to grow in shallow waters and also in relation to ROV services as the field developments move into deeper waters.

We currently conduct operations from two ports in Mexico that are managed from our office in Ciudad del Carmen. As of June 30, 2009, we had a total of nine actively marketed towing and supply vessels in Mexico, including seven supply vessels and two Crew / Line Handlers. We also had a total of two MSVs and one SPSV marketed in Mexico, of which two are on long-term contracts.

Brazil

Offshore exploration and production activity in Brazil is concentrated in the deepwater Campos Basin, located 60 to 100 miles from the Brazilian coast. As of June 30, 2009, we had one MSV, one SPSV, one Crew / Line Handler and one PSV on long-term contracts to Petrobras, the state-owned oil company and the largest operator in Brazil. The vessels are being operated from our office in

Macae. Significant deepwater field developments are being planned in Brazil over the coming years, and we expect the market demand for subsea services and towing and supply vessels to increase.

Southeast Asia / China

This region consists of the coastal regions of China and countries geographically south of China including Australia, Indonesia, Thailand, Vietnam, Malaysia and Singapore. The Southeast Asia / China market has experienced rapid economic growth and in the long-term is projected to continue to increase its energy consumption. At the current time, a majority of Trico’s activities in the area are concentrated in the offshore area of China including the Bohai Bay, Nanhai East and Nanhai West. During 2009, Trico also completed contracts in Vietnam, Thailand, Singapore, Indonesia, Australia and Malaysia.

In 2006, we entered into an agreement with China Oilfield Services Limited, or COSL, to form Eastern Marine Services Limited, or EMSL. EMSL’s commercial office is located in Shanghai, China. EMSL provides marine transportation services for offshore oil and gas exploration, production and related construction and pipeline projects in China, Australia, and Southeast Asia. We contributed 14 vessels to EMSL of which five were mobilized during 2007 with an additional five vessels in 2008 and one additional vessel in 2009. One of the remaining three vessels is under contract to be sold. The last two vessels are operated by us under a management agreement with EMSL. Expansion into this geographic region is an integral part of our continued international growth strategy.

We hold a 49% equity interest in EMSL, a Hong Kong limited liability company in which COSL holds a 51% equity interest. EMSL provides towing and supply vessels to the oil and gas industry in China and other countries within Southeast Asia and Australia. Our interest in EMSL is held through a subsidiary of Trico Marine Assets Inc.

As of June 30, 2009, we had nine OSVs, one AHTS, one PSV, one MPSV, one MSV and three trenching vessels in Southeast Asia /China.

Industry Overview

As is common throughout the oilfield services industry, marine contracting is cyclical and typically driven by actual or anticipated changes in oil and natural gas prices and capital spending by upstream producers. Sustained high commodity prices historically have led to increases in expenditures for offshore drilling and completion activities and, as a result, greater demand for our services. Despite recent volatility in commodity prices, we believe the demand for subsea services continues to grow. This demand is driven in part by the need for opex-related services. Approximately 50% of Trico’s revenues in the first six months of 2009 were derived from opex projects, including IMR, well stimulation, live hot taps and well decommissioning. Such demand is further driven by increased efficiencies from subsea production techniques: oil produced from subsea wells is typically cheaper and can be initially produced in less time than with traditional offshore methods. We believe that these efficiencies have been the primary catalyst for growth in subsea production technology over the last five decades. Since the first subsea installation was performed in the early 1960s, there has been positive growth in the installed base of subsea trees every year.

Generally, we believe that the long-term outlook for our business remains favorable based on the following factors:

Growing capital spending by oil and natural gas producers.

Despite the recent decline in commodity prices, oil and gas companies are forecasted to spend significant capital offshore in order to replenish production and meet the long-term demand for hydrocarbons. According to a recent report by Spears & Associates, annual offshore drilling and completion spending worldwide has risen from $30.0 billion in 2000 to an estimated $61.9 billion in 2009 and is expected to reach $75.9 billion by 2014. The level of upstream spending in offshore regions has generally served as a leading indicator of demand for marine contracting services. Due to the time required to drill a well and fabricate a production platform, demand for our services usually follows exploratory drilling by a period of six to 18 months and can be longer. Once these wells are drilled and completed, we also provide services related to the inspection and maintenance of offshore fields.

International offshore activity.

According to a recent report by Spears & Associates, international offshore drilling and completion spending accounts for approximately 80% of worldwide offshore drilling and completion spending. In many international markets, significant production infrastructure work is required over the next several years to develop new oil and natural gas discoveries. We believe that we are well positioned to capture a growing share of this work given the broad scope of our operating capabilities relative to the smaller regional providers that presently serve these markets. The size and complexity of these projects often require long-term commitments, funding capabilities and expertise akin to that of the major oil and natural gas companies, large independents or NOCs. In our view, these international projects, unlike those in the Gulf of Mexico where the volume of work is highly sensitive to changes in commodity prices, are driven by less volatile economic and social factors such as the need to reduce oil imports and social spending demands (such as in Mexico).

Aging subsea infrastructure worldwide.

Subsea completions began in the early 1960s. Industry research predicts that 89% of the more than 3,000 subsea completions expected to be performed over the next five years will be completed in water depths of 6,000 feet or less. Servicing installations at such depths is our core market. These structures are generally subject to extensive periodic inspections, require frequent maintenance and will ultimately be decommissioned as mandated by various regulatory agencies. Consequently, we believe demand for our IMR, decommissioning and abandonment services will remain strong. We also believe that regulatory requirements make demand for these services less discretionary, and therefore less volatile, than for services arising from exploration, development and production activities. A good illustration of the demand for such services is our five-year IMR contract with Statoil, which specifically covers the inspection, maintenance and repair of its infrastructure in the North Sea (expiring in 2011).

Competition

Subsea Services

Competition in the subsea services market is primarily driven by the level of engineering services required, the history or “track record” of the service provider, suitable vessel and equipment capacity and specifications, personnel capacity, and ability and experience in performing contracts at competitive rates. Suitable vessels include all vessels capable of deploying ROV and survey systems. Vessels range in size from 200 feet to over 300 feet in length. Key factors related to subsea service vessels and related equipment (such as ROVs and survey systems) are engineering expertise, competitive day rates, overall availability, regularity, quality and capacity. Our competitors range from small, private companies providing single subsea services to large integrated subsea service companies. A sample list of potential competitors would include, but not be limited to, Acergy, DOF Subsea, Oceaneering, Canyon Offshore and Subsea7. Although the subsea segment is highly competitive and several of our competitors have greater financial and other resources and more experience operating in international areas than we have, we believe that our project management and engineering expertise and capacity, as well as our strong safety record and general experience in similar operations represents a key competitive advantage for us in the subsea services market allowing us to compete effectively.

Subsea Trenching and Protection

The subsea trenching and protection services market is highly competitive and includes: design, procurement, lay and burial of subsea structures. The extent to which some or all of these services are required by a customer under a contract will impact the overall degree of competition for such contacts. Our customers in this segment include oil and gas exploration, power and telecommunications companies. We are awarded contracts that include differing work scopes, but specialize in and have a competitive advantage related to projects that include all significant elements described above. We have the capability of completing all forms of trenching (ploughing, jetting, and cutting). We compete against other methods of subsea burial, such as rock-dumping, which is the method of dropping rock on a product to protect the product. Other key competitive factors include contract pricing, service, safety record, reputation of vessel operators and crews and availability and quality of vessels of the type and size required by the customer. Our competitors in this market include Canyon and Nexans in the oil and gas sector and Subocean and Oceanteam in the renewable sector.

Towing and Supply

The level of offshore oil and gas drilling, production and construction activity primarily determines the demand and competition for our marine support vessels. Such activity is typically influenced by exploration and development budgets of oil and gas companies, which in turn are influenced by oil and gas commodity prices. The number of drilling rigs in our market areas is a leading indicator of drilling activity. In addition, the overall age of vessels is a key consideration for our customers. Each of the geographic regions below is highly competitive with many companies having a global presence.

Tidewater, Bourbon, Farstad, Gulfmark and Seacor are the largest of the international competitors in the Asia Pacific region; however, the region is more dominated in terms of tonnage capacity by the regional players with growing fleets such as Bumi Armada, Pacific Richfield, Swire Pacific, CH Offshore/Scomi and PTSC to name a few. Certain jurisdictions are implementing more stringent home flagging requirements on longer term (1 year or more) contracts. This creates an automatic competitive advantage in the marketplace for the smaller domestic operators as the oil and gas companies are compelled to select a home-flagged vessel over foreign flag if one is available.

In Brazil, European ship owners compete together with Tidewater, Seacor, Choest and Hornbeck foreign and Brazilian flag vessels with local navigation companies like CBO to support Petrobras and other foreign oil companies in their offshore activities. Age and local content are critical factors. The same is true for Mexico but with less activity for local companies in high-end vessels. Age is becoming a critical competitive factor but price dominates.

The North Sea region has strict vessel requirements due to the harsh conditions which prevent many vessels from migrating to the area. Contracting in the region is generally for term work and often for multiple years. International competitors include Tidewater, Bourbon, Seacor, Maersk, Gulfmark along with regional competitors that include North Sea Norwegian — DOF, Aries Offshore, Eidesvik, Farstad Shipping, Havila Shipping, Island Offshore, Siem Offshore, Olympic Shipping, Volstad Maritime, Troms Offshore and Viking Supply Ships.

Competitive Strengths

Well positioned to capture growth in offshore subsea spending.

Since November 2007, we have been transforming Trico into a subsea services provider. We believe that the demand for subsea services will continue to grow due to increasing demand for more subsea trees — which we refer to as positive unit volume growth. Since the first subsea completion was performed in the early 1960s, there has been positive growth in the installed base of subsea trees every year.

Global subsea market spending is expected to increase by approximately 9% to more than $40 billion by 2012. We classify this type of spending as “capex” spending as it is related to the installation of new subsea infrastructure, and we believe it is largely tied to both the offshore exploration for new oil discoveries and technology driven improvements in the recovery of existing oil reserves.

With the growing base of installed subsea infrastructure, we believe that there will also be a greater need for on-going IMR services. We refer to this work as “opex”, which is recurring in nature and related to expenses required to maintain subsea infrastructure. Our key markets, which include the North Sea, Brazil, and West Africa, are expected to have approximately 1,100, 600, and 600 sub trees, respectively, greater than five years of age in 2012, which will account for more than 40% of subsea trees worldwide. As subsea infrastructure ages, it becomes increasingly important to perform routine IMR work to ensure the operational integrity of equipment. In some jurisdictions, such as the North Sea, certain IMR services are required by regulatory authorities. We also believe that other jurisdictions will continue to increase regulatory requirements for IMR, and offshore oil and natural gas producers will pursue IMR activities on this larger base of subsea infrastructure to maintain its economic productivity.

Subsea completions began in the early 1960s, and we believe we are entering an unprecedented era for the number of subsea wells that will be abandoned. The abandonment of subsea wells worldwide is expected to grow by 18% from 2009 to 2013. We expect that this phenomenon will persist well into the future and that the abandonment and platform decommissioning will provide stable business prospects for the Trico Supply Group.

Distinctive subsea services business model.

We believe that our distinctive capabilities and track record provide a sustainable competitive advantage. Our customers place a premium on certainty of execution and our track record. As the subsea services sector addresses new challenges brought on by deeper water depths, wells drilled to a deeper depth and older infrastructure, our capabilities will give us an edge in developing state-of-the-art technologies and solutions for our customers. It is our belief that our growing resume and experience will further cement our relationships with existing customers and better position us to win new business.

We believe that our business has attractive financial characteristics including a day rate compensation model and the opportunity for long-term IMR and frame agreements. When we enter into a contract for a subsea services project, we bill for our services on a day rate rather than lump-sum basis. This allows us to limit the risk of cost overruns associated with timing delays beyond our control or poor estimates for the scope and cost of the project. Our IMR and frame agreements for construction services have terms as long as five years. We currently have three five-year agreements with Statoil, one two-year agreement with Petrobras and one five-year agreement with a contractor of Pemex.

Geographically diverse business model.

We believe our internationally diverse platform reduces Trico’s exposure to a single market and has allowed Trico to position its fleet and service capabilities in markets with higher barriers to entry, lower volatility of day rates and greater potential for increasing day rates.

Global offshore spending is expected to increase by approximately 40% through 2013, led primarily by international spending. According to a recent report by Spears & Associates, a petroleum industry consulting firm, the global offshore rig count is expected to increase by 51 rigs over the next five years. The international offshore rig market, which is projected to grow by 15% (37 rigs), is the primary driver for this growth, further solidifying the expectation that offshore international markets will experience material growth in the coming years. Approximately 99% of Trico’s revenues in the second quarter of 2009 were produced in markets outside the United States, such as the North Sea,

Southeast Asia / China, West Africa, Mexico and Brazil. Consequently, we believe we are well positioned to benefit from growth in international spending.

In establishing itself as an international towing and supply provider in major offshore oil and gas basins around the world, Trico has established relationships with multiple major oil companies and NOCs. Since the acquisitions of DeepOcean and Active Subsea, we have successfully leveraged these towing and supply relationships around the world in order to win business for our subsea services and subsea trenching and protection segments.

See Note 18 of the notes to our consolidated financial statements included in this offering memorandum for financial information about geographic areas.

Strong collateral value.

The fleet of vessels and specialized subsea equipment of the Trico Supply Group has an aggregate value of approximately $672 million including newbuild vessels not to be delivered until 2010. The aggregate collateral value is based on (i) limited third party appraisals completed in March and June 2009, and in the case of our CTC Marine unit’s specialized equipment, July 2009 and (ii) in the case of approximately $69 million of DeepOcean’s specialized equipment, the book value (based on depreciated historical cost, without any appraisal). The information below includes three new multi-purpose platform supply vessels which we expect to be delivered in the first, second and third quarters of 2010, respectively.

				Year	Appraisal
			Holding	Built/	Value
Vessel name	Classification	Location	Subsidiary	Refurbished	(In millions)(1)(2)
Atlantic Challenger	MSV(3)	Southeast Asia / China	DeepOcean Shipping AS	1990/1998	$32
Deep Endeavour	MSV	Mexico	DeepOcean Shipping II AS	1999/2004	78
Arbol Grande(4)	MSV	Mexico	DeepOcean Shipping III AS	2003	69
Trico Sabre	MPSV	Southeast Asia / China	Trico Subsea AS	2009	40
Northern Canyon	SPSV	North Sea	Trico Shipping AS	2002	50
Northern River	SPSV	North Sea	Trico Shipping AS	1998	45
Northern Commander	AHTS	North Sea	Trico Shipping AS	1986	26
Northern Crusader	AHTS	North Sea	Trico Shipping AS	1992	33
Northern Queen	PSV	North Sea	Trico Shipping AS	1982	8
Northern Supporter	PSV	North Sea	Trico Shipping AS	1996	20
Northern Wave	PSV	North Sea	Trico Shipping AS	2002	47
Northern Princess	PSV	Brazil	Trico Shipping AS	1983	5

Total Existing Vessel Appraisal Value					$453

Trico Star(5)	MPSV	Newbuild	Trico Subsea AS	2010	40

Trico Service(5)	MPSV	Newbuild	Trico Subsea AS	2010	40

Trico Sea(5)	MPSV	Newbuild	Trico Subsea AS	2010	40

Total Newbuild (Under Construction) Appraisal Value					$120

Less Remaining Capital Expenditures(6)					($40)

Net Newbuild (Under Construction) Appraisal Value					$80

Total CTC Marine Specialized Equipment Appraisal Value					$70

Total DeepOcean Specialized Equipment Net Book Value					$69

Total Estimated Collateral Value					$672

(1)	The limited third party appraisals used to value these vessels were based solely on information about the vessels stipulated in standard reference books, not information about the actual physical condition of the vessels. See Risk Factors, p. 28: “The appraisals used to value our vessels are limited, do not take into account important information and may not accurately reflect the market value of our assets.”

(2)	Based on conversion rates, at September 30, 2009, of 1 U.S. dollar to 5.8444 Norwegian kroner and 1 British pound to 1.5922 U.S. dollars.

(3)	MSVs are multi-purpose service vessels.

(4)	We currently lease this vessel under a long-term bareboat charter with an unaffiliated special purpose vehicle that was established to own and lease this vessel. We have paid, in advance, all charter payments to the vessel owner required under the bareboat charter. We have a call option that may be exercised to acquire the vessel at the expiration of the bareboat charter in May 2010 for approximately Euro 3 million, which amount has already been paid into an escrow account in favor of the owner. In connection with the closing of this offering, we intend to acquire the vessel and establish a mortgage in favor of the collateral agent. We are currently in negotiations with the vessel owner for the purchase of the vessel, but there is no assurance that we will be able to complete the acquisition of the vessel prior to the closing of this offering.

(5)	The appraisal represents the value of the newbuild vessels as delivered.

(6)	Remaining required capital expenditures related to the construction of the Trico Star, Trico Service and Trico Sea. These vessels are being constructed under fixed-price contracts and are of the same design as the Trico Sabre, which was delivered in March of 2009. To the extent we submit change orders, we will incur additional costs.

Strategy

Our strategy focuses on improving the quality and stability of our cash flows while creating stockholder value.

Expand our presence in additional subsea services markets.

In contrast to the overall market served by our traditional towing and supply business, we believe the subsea market is growing and will provide a higher rate of return on our services. We have increased our marketing efforts to expand our subsea services business in West Africa, Southeast Asia / China, Brazil, the United States and Mexico. For the second quarter of 2009, our aggregate revenues in these markets represented 33% of revenue in subsea operations. Through our legacy towing and supply business, we have strong relationships with important customers such as Pemex, Statoil, and CNOOC and an intimate understanding of their bidding procedures, technical requirements and needs. We are leveraging this infrastructure to expand our subsea services and subsea trenching and protection businesses around the world.

Maintain leadership by continued focus on innovation and improvement.

We believe that by working under several long-term contracts in the North Sea, which has one of the largest and oldest installed bases of subsea equipment, we are provided opportunities to improve our subsea service offering that our competitors and newcomers do not have. This includes developing new techniques or proprietary equipment to meet our customers’ needs, reducing costs to improve our profitability, and identifying and solving new challenges for our customers such as those arising from increasingly older subsea infrastructure. We believe our “aggregate resume” — defined as our list of capabilities and accomplishments — further entrenches us with our existing customers and better positions us to win business in emerging subsea markets like Southeast Asia / China, Brazil, the Gulf of Mexico and West Africa. For example, DeepOcean recently assisted Statoil in completing the deepest “hot tap” (intervention) into a live pipeline in the North Sea region. We believe this type of skill set will enable us to assist NOCs in China, where the age and maintenance level of pipelines suggest such a skill set will be particularly valuable.

Maximize our service spreads and our vessel utilization.

We continue to increase the size of our combined subsea services and subsea trenching and protection fleet primarily through chartering of third-party vessels. We offer our customers a variety of subsea installation, construction, trenching and protection services using combinations of our equipment and personnel to maximize earnings per vessel and to increase the opportunity to offer a differentiated adaptable technology service package. We also pursue term contracts and frame agreements which increase vessel utilization and often provide advantages in sourcing new business. We currently have frame agreements in place with Statoil.

Reduce our debt level and carefully manage our cash flow.

We are committed to restoring the financial flexibility provided by a strong balance sheet. Although our efforts have been restricted by the global financial crisis of the past 12 months, recently the Parent exchanged $253.5 million of its 6.5% senior convertible debentures due 2028 for $202.8 million of Parent’s 8.125% Debentures, cash of approximately $12.7 million, and 3,042,180 shares of common stock (or warrants exercisable for $0.01 per share in lieu thereof). This action reduced the principal amount by the total debt outstanding by $50.7 million and gives us the option to satisfy amortization obligations under the new debentures in stock. We have also canceled the Deep Cygnus, a large newbuild vessel, thereby terminating our obligation to fund $41.6 million in capital expenditures and completed negotiations with Tebma to suspend construction of the remaining four newbuild MPSVs (the Trico Surge, Trico Sovereign, Trico Seeker and Trico Searcher). Trico holds the option to cancel construction of the four newbuild MPSVs after July 15, 2010 which would reduce our committed future capital expenditures to approximately $40 million on the three MPSVs we expect to be delivered by the end of the third quarter of 2010. Since the beginning of 2009, we have sold legacy towing and supply vessels worth $30 million and have executed agreements for the sale of additional vessels for approximately $40 million. We have used and intend to continue to use proceeds from asset sales to reduce outstanding debt. This offering will substantially reduce near-term maturities and better align our debt obligation with our more stable, cash flow producing business segments.

The following table sets forth additional information regarding each company in our group. This table includes subsidiaries that are not reflected in the chart above:

Place of
Company name	Incorporation	Primary Activity

Trico Supply
Trico Supply AS	Norway	Holding company for Trico Shipping AS, DeepOcean and CTC subsidiaries; employs offshore workers in Norway and provides crewing and other vessel management to Trico Shipping
Trico Shipping AS	Norway	Towing and supply operations primarily in the North Sea, including the Northern Commander, Northern Crusader, Northern Queen, Northern Supporter, Northern Wave, Northern Princess, Northern Canyon and Northern River. Parent of other towing and supply companies.
Trico Subsea Holding AS	Norway	Holding company and parent of Trico Subsea AS.
Trico Subsea AS	Norway	Owner of Trico Sabre, which it charters out to customers and other Trico companies. Party to newbuild shipbuilding contracts for Trico Star (expected delivery first quarter 2010), Trico Service (expected deliver second quarter 2010) and Trico Sea (expected delivery third quarter 2010).(1)
DeepOcean
DeepOcean Shipping III AS	Norway	Lessee of the Arbol Grande, which it charters out to customers and other Trico companies.
DeepOcean Shipping II AS	Norway	Owner of the Deep Endeavour, which it charters out to customers and other Trico companies.
DeepOcean Shipping AS	Norway	Owner of the Atlantic Challenger, which it charters out to customers and other Trico companies.
DeepOcean AS	Norway	Subsea services operations. Ultimate parent of other DeepOcean subsea services companies.
DeepOcean Brasil Servicos Ltda.	Brazil	Subsea services operations in Brazil.
DeepOcean Maritime AS	Norway	Subsea services operations.
DeepOcean Subsea Services Ltd.	UK	Subsea services operations.
DeepOcean UK Ltd.	Scotland	Subsea services operations.
DeepOcean BV	Netherlands	Subsea services operations.
DeepOcean Management AS	Norway	DeepOcean employer.
DeepOcean de Mexico S. de R.L. de C.V.	Mexico	Subsea services operations in Mexico.
Trico Supply (UK) Limited	England and Wales	Management and operating support for vessels used in Trico’s towing and supply and subsea business segments.

Place of
Company name	Incorporation	Primary Activity

Albyn Marine Limited	Scotland	Crew employer.
Servicios Especializado S. de R.L. de C.V.	Mexico	Employer.
Servicios Administrativo S. de R.L. de C.V.	Mexico	Employer.
CTC
CTC Marine Projects Ltd.	UK	Subsea trenching and protection operations. Parent of other trenching and protection services companies.
CTC Marine Norway AS	Norway	Local entity to strengthen marketing in North Sea.
CTC Guernsey Ltd.	Guernsey	Employer.

(1)	While Trico Subsea is party to seven total newbuild shipbuilding contracts, the shipbuilder has agreed to suspend construction with respect to the last four newbuild vessels.

Our Fleet

Our vessels are used to support the installation, repair and maintenance of offshore facilities, the deployment of underwater ROVs, sea floor cable laying and trenching services, to transport equipment, supplies and personnel to drilling rigs and to tow drilling rigs and equipment. As of June 30, 2009, our fleet consisted of 69 owned or operated vessels (excluding the Northern Challenger and Northern Clipper, which are under contract for sale, and the Northern Corona which is held for sale), including seven SPSVs, one MPSV, ten MSVs, five trenching vessels, 33 OSVs, five large capacity PSVs, four large AHTSs, and four Crew / Line Handlers. Additionally, we have three new MPSVs on order, which are expected to be delivered in the first, second and third quarters of next year.

The principal types of vessels that we operate are described in the Glossary of Terms. The following table sets forth information regarding the vessels operated by us and vessels on order as of June 30, 2009 excluding assets for sale:

	Number of
Type of vessel	Vessels(1)	Length	Horsepower

Existing Fleet:
MSVs	10	200’ — 426’	4,788 — 17,795
MPSVs	1	241’	6,222
SPSVs	7	200’ — 304’	3,000 — 10,800
PSVs	5	190’ — 280’	4,050 — 10,800
AHTSs	4	212’ — 261’	11,140 — 15,612
OSVs	33	166’ — 230’	2,000 — 6,140
Crew / Line Handlers	4	110’ — 155’	1,200 — 6,750
Subsea Trenching and Protection Vessels	5	295’ — 351’	10,440 — 23,480
On Order:
MPSVs	3	241’	6,222

(1)	Vessel count includes 3 leased Crew / Line Handlers, 7 leased MSVs, 5 leased trenching support vessels, as well as 7 OSVs held by NAMESE in which the Parent holds a 49% interest.

As of June 30, 2009, the average age of our subsea fleet of vessels was six years and the average age of our overall fleet was 16 years. Generally, a vessel’s age is determined based on the date of construction. However, if a major refurbishment is performed that significantly increases the estimated life of the vessel; we calculate the vessel’s age based on either the construction date or the refurbishment date.

Dispositions of Certain Assets

Consistent with our strategy to reduce indebtedness, further streamline our operations and to focus on core assets, we initiated a strategy in 2006 to dispose of our older, less utilized marine assets. This process resulted in the sale of four vessels in 2008, three vessels in 2007 and four vessels in 2006. So far in 2009, we have sold six vessels and expect to close the sale of two to three additional vessels before year end, one of which is scheduled to close in early October 2009 and another of which is scheduled to close in late October 2009 and is subject to delivery and inspection in Hong Kong. We have used and intend to continue to use proceeds from asset sales to reduce outstanding debt.

Our Customers and Charter Terms

Our principal customers in the North Sea, Mexico, Brazil and Southeast Asia / China are major integrated oil companies and large independent oil and gas companies as well as foreign government owned or controlled companies that provide logistics, construction and other services to such oil companies and foreign government organizations. The charters with these customers are industry standard time charters. Current charters in these areas include periods ranging from spot contracts of just a few days or months to long-term contracts of several years. Our revenue model is to charge a “day rate” for our services. We do not currently operate under any lump sum contracts.

Most of our charters in the Gulf of Mexico are short-term contracts (60 to 90 days) or spot contracts (less than 30 days) and are cancelable upon short notice. Because of frequent renewals, the stated duration of charters frequently has little relation to the actual time vessels are chartered to a particular customer. In addition, some of our long-term contracts contain early termination options in favor of our customers. See Risk Factors, p. 36: “The early termination of contracts on our vessels could have an adverse effect on our operations.”

The table below shows our contract coverage if none of the option periods are ratified by our customers (without options) and if all of the option periods are ratified by our customers (with options). A summary of the average terms and day rates of those contracts is as follows:

	Year Ending		Year Ending
	December 31, 2009		December 31, 2010
	% of
	Total		% of Total
	Days		Days
	Under	Average	Under	Average
Type of vessel	Contract	Day Rate	Contract	Day Rate
	Without Options

AHTSs (4 vessels)(1)	65%	$16,154	25%	$19,808
PSVs (5 vessels)	79%	17,656	7%	16,268
OSVs (28 vessels)(2)	20%	11,021	5%	13,972
Crew / Line Handling Boats (4 active)	81%	6,087	27%	6,250
MSVs (10 vessels)	68%	83,361	38%	79,628
SPSVs (7 vessels)	58%	26,063	43%	18,064
Subsea Trenching and Protection (5 vessels)	53%	122,559	12%	107,292
MPSV (1 vessel)	100%	26,000	63%	26,000
	With Options
AHTSs (4 vessels)(1)	71%	$15,474	50%	$13,696
PSVs (5 vessels)	79%	17,656	60%	19,668
OSVs (28 vessels)(2)	21%	10,919	11%	14,000
Crew / Line Handling Boats (4 active)	94%	6,256	27%	6,250
MSVs (10 vessels)	76%	84,168	50%	79,378
SPSVs (7 vessels)	58%	26,438	57%	23,563
Subsea Trenching and Protection (5 vessels)	54%	122,351	12%	107,292
MPSV (1 vessel)	100%	26,000	100%	26,000

(1)	The day rate for the AHTS class includes one vessel operating under a bareboat charter.

(2)	In 2007, five of our OSVs entered into bareboat contracts which decreased average supply vessel day rates. Including the five vessels under bareboat agreements, our average day rates for vessels without options would be $6,157 and $3,324 for the years ended December 31, 2009 and 2010 respectively; our average day rates for vessels with options would be $6,199 and $5,618 for the years ended December 31, 2009 and 2010, respectively.

Due to changes in market conditions since the commencement of the contracts, average contracted day rates could be more or less favorable than market rates at any one point in time.

Charters are obtained through competitive bidding or, with certain customers, through negotiation. The percentage of revenues attributable to an individual customer varies from time to time, depending on the level of exploration and development activities undertaken by a particular customer, the availability and suitability of our vessels for the customer’s projects, and other factors, many of which are beyond our control.

Two of our customers, Grupo Diavaz and Statoil, each represented more than 10% of our consolidated revenues for the year ended December 31, 2008. Two of our customers, Statoil and Blue Whale Offshore Engineering Technology Company, or Blue Whale, each represented more than 10% of our consolidated revenues for the six months ended June 30, 2009. There were no customers that represented 10% of our consolidated revenues in 2007 or 2006.

Vessel Maintenance

We incur routine drydock inspection, maintenance and repair costs under U.S. Coast Guard regulations and to maintain American Bureau of Shipping, Det Norske Veritas, or other certifications for our vessels. In addition to complying with these requirements, we also have our own comprehensive vessel maintenance program that we believe allows us to continue to provide our customers with well maintained, reliable vessels. Under our maintenance program, we are able to schedule maintenance more effectively through a proactive maintenance strategy instead of following a maintenance schedule dictated by regulatory compliance. In connection with this program, we have also established a centralized global drydocking group and a global procurement department to address the maintenance needs of our increasingly international fleet of vessels. Our centralized procurement department was developed in light of our rapid growth in international markets and increasing vessel operating expenses, which required a sustainable cost reduction program that enables economies of scale, more effective cost management and process visibility across all regions.

We expect that these additions will provide us with better control over processes and procedures that are implemented during each drydocking period and stronger controls over maintenance budgets that will ultimately reduce the amount of time for each vessel’s drydocking.

We incurred approximately $17.6 million, $16.9 million, and $20.4 million in drydocking and marine inspection costs in the years ended December 31, 2008, 2007 and 2006, respectively, which we expense as incurred.

Non-regulatory drydocking expenditures that are considered major modifications, such as lengthening a vessel, installing new equipment or technology and performing other procedures which extend the useful life of the marine vessel, are capitalized and depreciated over the estimated useful life. All other non-regulatory drydocking expenditures and marine inspection costs are expensed in the period in which they are incurred.

Properties

Our principal executives operate from our leased headquarters office in The Woodlands, Texas.

Our Subsea Services segment is supported from offices in Haugesund, Norway. Our Subsea Trenching and Protection segment is supported from offices in Darlington in the United Kingdom. These segments support their overseas operations through leased facilities in Aberdeen and Norwich in the United Kingdom, Den Helder in the Netherlands, Ciudad del Carmen in Mexico, Perth, Australia and Singapore.

Our North Sea towing and supply operations are supported from leased offices in Aberdeen, Scotland. We lease offices in Lagos, Nigeria that serve as our West Africa regional office supporting all corporate functions with a technical support base in Port Harcourt, Nigeria. We also have leased sales and operational offices in Ciudad del Carmen, Mexico. Our Brazilian operations are supported from an owned maintenance and administrative facility in Macae, Brazil. The Southeast Asia / China operations are supported by our leased offices in Singapore and Shanghai, China.

Environmental and Government Regulation

We must comply with extensive government regulation in the form of international conventions, federal, state and local laws and regulations in jurisdictions where our vessels operate and/or are registered. These conventions, laws and regulations govern matters of environmental protection, worker health and safety, vessel and port security, and the manning, construction and operation of vessels. The International Maritime Organization, or IMO, has made the regulations of the International Safety Management Code, or ISM Code, mandatory. The ISM Code provides an international standard for the safe management and operation of ships, pollution prevention and certain crew and vessel certifications which became effective on July 1, 2002. IMO has also adopted the International Ship & Port Facility Security Code, or ISPS Code, which became effective on July 1, 2004. The ISPS Code provides that owners or operators of certain vessels and facilities must provide security and security plans for their vessels and facilities and obtain appropriate certification of compliance.

As we operate vessels in the U.S., we are also subject to the Shipping Act, 1916, as amended (“1916 Act”), and the Merchant Marine Act, 1920, as amended (“1920 Act,” or “Jones Act” and, together with the 1916 Act and implementing of U.S. Government regulations, (“Shipping Acts”), which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. The Shipping Acts require that vessels engaged in the U.S. coastwise trade and other services generally be owned by U.S. citizens and built in the U.S. For a corporation engaged in the U.S. coastwise trade to be deemed a U.S. citizen: (i) the corporation must be organized under the laws of the U.S. or of a state, territory or possession thereof, (ii) each of the president or other chief executive officer and the chairman of the board of directors of such corporation must be a U.S. citizen, (iii) no more than 25% of the directors of such corporation necessary to the transaction of business can be non-U.S. citizens and (iv) at least 75% of the interest in such corporation must be owned by U.S. “citizens” (as defined in the Shipping Acts). The Jones Act also treats as a prohibited “controlling interest” any (i) contract or understanding by which more than 25% of the voting power in the corporation may be exercised, directly or indirectly, in behalf of a non-U.S. citizen and (ii) the existence of any other means by which control of more than 25% of any interest in the corporation is given to or permitted to be exercised by a non-U.S. citizen. Trico Marine Service, Inc.’s charter contains provisions that limit non-U.S. citizen ownership of its stock and the status of certain officers and directors in the same manner as the Jones Act and authorizes Trico Marine Services, Inc. and its Board of Directors to take actions designed to effectuate the purpose of permitting Trico to remain eligible to engage in the U.S. coastwise maritime trade. Should Trico Marine Services, Inc. fail to comply with the U.S. citizenship requirements of the Shipping Acts, it would be prohibited from operating its vessels in the U.S. coastwise trade during the period of such non-compliance, and under certain circumstances would be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. coastwide trading rights for our U.S.-flag vessels, fines or forfeiture of the vessels. Therefore the various Shipping Acts impose requirements at both the company and vessel levels.

Because of our interests outside the United States, we must comply with United States laws and other foreign jurisdiction laws related to pursuing, owing, and exploiting foreign investments, agreements and other relationships. We are subject to all such laws, including, but not limited to, the Foreign Corrupt Practices Act of 1977, or the FCPA, and similar worldwide anti-bribery laws in non-U.S. jurisdictions which generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that have experienced governmental corruption to some degree, and in certain circumstances strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance programs, our internal control policies and procedures may not protect us from acts committed by our employees or agents.

We believe that we are in substantial compliance with currently applicable laws and regulations. The risks of incurring substantial compliance costs, liabilities and penalties for non-compliance are inherent in offshore marine operations. Compliance with environmental, health and safety laws and regulations increases our cost of doing business. Additionally, environmental, health and safety laws change frequently. Therefore, we are unable to predict the future costs or other future impact of these laws on our operations. There is no assurance that we can avoid significant costs, liabilities and penalties imposed as a result of governmental regulation in the future.

Legal Proceedings

In the ordinary course of business, we are involved in certain personal injury, pollution and property damage claims and related threatened or pending legal proceedings. Additionally, from time to time, we are involved as both a plaintiff and a defendant in other civil litigation, including contractual disputes. We do not believe that any of these proceedings, if adversely determined, would have a material adverse effect on our financial position, results of operations or cash flows. Additionally, certain claims would be covered under our insurance policies. Our management, after review with legal counsel and insurance representatives, is of the opinion these claims and legal proceedings will be resolved within the limits of our insurance coverage. At June 30, 2009 and December 31, 2008, the Company accrued for liabilities in the amount of approximately $3.4 million and $2.3 million, respectively, based upon the gross amount that management believes it may be responsible for paying in connection with these matters. The amounts we will ultimately be responsible for paying in connection with these matters could differ materially from amounts accrued.

Insurance

The operation of our vessels is subject to various risks representing threats to the safety of our crews and to the safety of our vessels and cargo. We maintain insurance coverage against risks such as catastrophic marine disaster, adverse weather conditions, mechanical failure, crew negligence, collision and navigation errors, all of which our management considers to be customary in the industry. In addition, we maintain insurance coverage against personal injuries to our crew and third parties, as well as insurance coverage against pollution and terrorist acts. We believe that our insurance coverage is adequate and we have not experienced a loss in excess of our policy limits. However, there can be no assurance that we will be able to maintain adequate insurance at rates that we consider commercially reasonable, nor can there be any assurance that such coverage will be adequate to cover all claims that may arise. Due to favorable loss history, and our decision to elect higher retentions on certain policies, we are enjoying lower overall premiums and greater flexibility in managing our claims.

Employees

As of August 31, 2009, we had approximately 2,000 employees worldwide, including approximately 1,560 operating personnel and 440 divisional area, corporate, administrative, technical, sales and management personnel. To date, no strikes, work stoppages, boycotts, or slowdowns have interrupted our operations.

None of our U.S. employees, which number approximately 130, are represented by labor unions nor are they employed pursuant to collective bargaining agreements or similar arrangements.

Our Norwegian and United Kingdom seamen work under union contracts and our seamen in Brazil are covered by separate collective bargaining agreements. We believe our relationship with our employees is satisfactory.

Subordinated Intercompany Indebtedness

From time to time the Trico entities have intercompany loan balances. This debt consisted of:

•	Approximately $374.1 million owed by the Issuer to the Parent pursuant to that certain loan agreement dated May 15, 2008, which loan currently matures 30 days following demand by the Parent, subject to certain exceptions, and bears interest, payable quarterly at a rate of 3-month LIBOR +2.00% per annum. Any accrued and unpaid interest will be added to the principal amount of the loan each quarter and accrue interest. In the event the Issuer has insufficient funds available to make a payment under the loan agreement, or such payment would result in a default under other indebtedness of the Issuer, the Parent will not be entitled to demand repayment of the loan.

•	Approximately $33.5 million owned by Trico Supply AS to Trico Marine Cayman, L.P., pursuant to that certain loan agreement dated as of November 8, 2007, as amended, which loan matures on December 31, 2017 and bears interest at a rate of 12-month LIBOR +2.00% per annum. Interest will accrue annual until the loan has been paid in full.

•	Approximately $163.1 million owned by Trico Supply AS to Trico Marine Operators, Inc., a subsidiary of the Parent, pursuant to that certain promissory note dated November 8, 2007, as amended, which note matures on December 31, 2017 and bears interest, payable annually, at a rate of 12-month LIBOR +2.00% per annum.